Exhibit (9)(b)

AMENDMENT TO THE

MASTER CUSTODIAN AGREEMENT

This Amendment (this "Amendment") is to the MASTER CUSTODIAN AGREEMENT, dated November 17, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement"), between State Street Bank and Trust Company, a Massachusetts trust company ("Custodian") and each management investment company identified on Appendix A thereto or made subject thereto pursuant to Section 18 thereof ("Fund") (Custodian and Fund each a "Party" and collectively the "Parties"). This Amendment is effective as of January 20, 2017 (the "Amendment Effective Date"), and is attached to and made part of the Agreement. In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Custodian and Fund, intending to be legally bound, hereby covenant and agree as follows:

I.       Amendments. The Agreement is hereby amended as follows:

1.1.	The Agreement shall be amended to add a new Section 32: "SECTION 32. Information Security
a)	Annually, upon Fund's reasonable request, Custodian shall provide Fund's Chief Information Security Officer or his or her designee with a copy of Custodian's corporate information security controls that form the basis for Custodian's corporate information security policy.

b)	Custodian acknowledges receipt of Fund's Information Security Requirements for Vendors of Deutsche Bank, Version 1.1 (the "ISRV"). Custodian agrees to provide Fund's Information Security Department with a copy of Custodian's corporate information security controls and policy in order to facilitate a comparative analysis by Fund of such controls and policy against the ISRV and allow for a discussion between Fund and a qualified member of Custodian's Information Technology Management team of Custodian's information security controls and policies. In addition, Custodian acknowledges and agrees that Fund (in conjunction with any other affiliated entities of Fund serviced by the Custodian and/or its affiliates) shall be permitted to: (i) upon prior notice to Custodian, perform a single, coordinated, annual onsite information security review on the premises of the Custodian and/or one or more of its affiliates; (ii) request and review Custodian's information regarding Custodian's corporate information security controls and policy solely while on such premises during such information security audit; and (iii) request and receive any supplemental information or evidence from Custodian while on such premises for the purpose of evaluating Custodian's information security controls and policy. Notwithstanding the foregoing, nothing herein shall entitle Fund to any information that Custodian deems proprietary or confidential to Custodian or its clients, contrary to its corporate policies or that would otherwise, in Custodian's opinion, compromise the security of its business. Custodian's corporate information security program will contain administrative technical and physical safeguards, appropriate to the type of information concerned, designed to: (i) protect the security and confidentiality of such information ; (ii) protect against any material anticipated threats or hazards to the security of such information;

(iii) protect against unauthorized access to or use of such information that could result in harm or inconvenience to Fund, and (iv) appropriately dispose of such information.

c)	Custodian shall maintain its corporate information security policy in a manner that satisfies the requirements set forth above; provided, however, that Custodian reserves the right to make changes to its corporate information security controls at any time in a manner that does not materially reduce the protection it applies to Fund's information. In the event that Custodian makes a change to its corporate information security controls that Custodian believes materially reduces the protection it applies to Fund's information, Custodian will promptly notify Fund in writing.

2.	General. Except as expressly set forth in this Amendment, the Agreement shall remain unchanged and in full force and effect. As of and following the Amendment Effective Date, all references to the Agreement shall mean the Agreement as hereby amended . In the event of any conflict between the terms hereof and the terms of the Agreement, the terms hereof shall prevail.

3.	Defined Terms. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Agreement. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

4.	Headings. Section headings are for convenience purposes only and shall not be used in the interpretation of this Amendment.

5.	Severability. If any provision of this Amendment is held illegal, invalid or unenforceable such illegibility, invalidity or unenforceability will not affect the other provisions of this Amendment which will remain in full force and effect.

6.	Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the Parties, and signatures may be exchanged in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF), and the Parties hereby adopt as original any signatures exchanged in electronically transmitted form.

7.	Entire Agreement. This Amendment constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings.

IN WITNESS WHEREOF, this Amendment was signed by the Parties hereto under the hands of their duly authorized officers effective as of the Amendment Effective Date.

State Street Bank and Trust Company	Each Registered Investment Company Identified On Appendix A Of The Agreement

Signature: /s/ Andrew Erickson	Signature: /s/ John Millette
Name: Andrew Erickson	Name: John Millette
Title: Executive Vice President	Title: Vice President and Secretary
Date: 2/2/2017	Date: 3/21/17

Each Registered Investment Company Identified On Appendix A Of The Agreement

Signature: /s/ Paul Schubert
Name: Paul Schubert
Title: Treasurer
Date: 3/21/17

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